Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

J.JILL, INC.

The undersigned, Vijay Moses, Vice President and General Counsel of J.Jill, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is J.Jill, Inc.

SECOND: This Amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) has been duly approved and adopted pursuant to a written consent by the stockholders of the requisite number of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon in accordance with Section 228 and Section 242 of the DGCL.

THIRD: Upon the filing and effectiveness (the “Effective Time”) of this Amendment pursuant to the DGCL, the Certificate is hereby amended by amending and restating the first sentence of Section 4.1 to be and read as follows:

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100,000,000 shares, divided into (a) 50,000,000 shares of Common Stock, with the par value of $0.01 per share (the “Common Stock”), and (b) 50,000,000 shares of Preferred Stock, with the par value of $0.01 per share (the “Preferred Stock”).

FOURTH: Upon the Effective Time, each 5 shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding at the Effective Time shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock, in an amount equal to the proceeds attributable to the sale of such fractional interest following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that prior to such combination represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

FIFTH: This Amendment shall become effective as of November 9, 2020 at 4:01 p.m. EDT.

* * * * *

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this Amendment is the act and deed of the Corporation and that the facts stated herein are true as of this 9th day of November 2020.

J.JILL, INC.

By:	/s/ Vijay Moses
Name:	Vijay Moses
Title:	Vice President and General Counsel

2